UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2004

ENTROPIN, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29807	68-0510827
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Idenitifcaiton Number)

45926 Oasis Street, Indio, California 92201

(Address of principal executive offices, with zip code)

(760) 775-8333

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders.

On November 23, 2004, the Company filed a Certificate of Amendment to Certificate of Incorporation with the Secretary of State of the State of Delaware. The Certificate of Amendment increased the number of authorized shares of the Company’s common stock from 50,000,000 to 200,000,000 shares. The Certificate of Amendment was approved by the Company’s Board of Directors on August 31, 2004 and by the Company’s stockholders at a special meeting of stockholders held on November 19, 2004.

The purpose of the Certificate of Amendment is to provide the Company with a sufficient number of authorized shares of common stock for future issuances and for other valid corporate purposes recommended and authorized by the Board of Directors.

As stated in the Company’s definitive Proxy Statement for the special meeting of stockholders held on November 19, 2004, increasing the authorized shares of common stock will not have an immediate effect on the rights of the existing stockholders. The newly authorized shares of common stock will have the same rights, preferences and privileges as the previously authorized shares of common stock.

Current holders of the Company’s common stock, however, do not have preemptive rights, which means that they do not have a right to purchase a proportionate share of any new issuances of the Company’s common stock in order to maintain their proportionate ownership of the Company. Therefore, the issuance of any additional shares of common stock by the Company will have a dilutive effect on the equity and voting power of existing stockholders. Issuing additional shares of common stock may also adversely affect the market price of the Company’s common stock. In addition, the availability of authorized common stock for issuance could render it more difficult or discourage a merger, tender offer, proxy contest or other attempt to obtain control of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTROPIN, INC.

Date: November 23, 2004	By:	/s/ Thomas G. Tachovsky
Thomas G. Tachovsky
President and Chief Executive Officer